Allspring Closed-End Funds Adopt Amended and Restated By-Laws
Charlotte, NC– December 21, 2023— The following Allspring closed-end funds announced today that the Board of Trustees for each Fund has approved the adoption of their respective Amended and Restated By-Laws:
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Allspring Global Dividend Opportunity Fund (NYSE: EOD)
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Allspring Income Opportunities Fund (NYSE American: EAD)
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Allspring Multi-Sector Income Fund (NYSE American: ERC)
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Allspring Utilities and High Income Fund (NYSE American: ERH)
The By-Laws, among other things, contain modified procedural and informational requirements in connection with any advance notice of shareholder proposals or nominations, including certain information about the proponent and the proposal, or in the case of a Trustee nomination, the nominee. Any shareholder considering making a Trustee nomination or other proposal should carefully review and comply with those provisions of the By-Laws.
Furthermore, in determining whether a particular nominee is qualified to serve as a Trustee, the Board has an interest in the nominee’s background, skills, experience and other attributes in light of the composition of the Board. The By-Laws now include qualifications and requirements for Trustee eligibility.
Additionally, the By-Laws have changed the voting standard required for election as a Trustee. The By-Laws now provide that the affirmative vote of a majority of shares outstanding and entitled to vote in an election is required to elect a Trustee. The new voting standard will apply to all future elections of Trustees.
The foregoing discussion is only a high-level summary of certain aspects of the By-Laws and is qualified in its entirety by reference to the By-Laws. Investors should refer to the By-Laws for more information, which can be found in a Current Report on Form 8-K filed by each respective fund with the Securities and Exchange Commission (available at www.sec.gov). The By-Laws may also be obtained by writing the Secretary of a fund at each fund’s principal executive office.
About the Allspring Closed-End Funds
The Allspring Income Opportunities Fund is a closed-end high-yield bond fund. The fund’s investment objective is to seek a high level of current income. The fund may, as a secondary objective, seek capital appreciation to the extent it is consistent with its investment objective.
The Allspring Multi-Sector Income Fund is a closed-end income fund. The fund’s investment objective is to seek a high level of current income consistent with limiting its overall exposure to domestic interest rate risk.
The Allspring Utilities and High Income Fund is a closed-end equity and high-yield bond fund. The fund’s investment objective is to seek a high level of current income and moderate capital growth with an emphasis on providing tax-advantaged dividend income.
The Allspring Global Dividend Opportunity Fund is a closed-end equity and high-yield bond fund. The fund’s investment objective is to seek a high level of current income. The fund’s secondary objective is long-term growth of capital.
For more information on Allspring’s closed-end funds, please visit www.allspringglobal.com.

About Allspring
Allspring Global Investments™ is an independent asset management firm with more than $551 billion in assets under advisement*, over 20 offices globally, and investment teams supported by more than 450 investment professionals. Allspring is committed to thoughtful investing, purposeful planning, and inspiring a new era of investing that pursues both financial returns and positive outcomes. For more information, please visit www.allspringglobal.com.
Inquiries
SHAREHOLDERS +1-800-730-6001	FINANCIAL ADVISORS +1-888-877-9275	MEDIA BRAD STEINER Bradley.Steiner@allspringglobal.com +1-332-910-7873

*As of September 30, 2023. Figures include discretionary and non-discretionary assets.
This closed-end fund is no longer available as an initial public offering and is only offered through broker-dealers on the secondary market. A closed-end fund is not required to buy its shares back from investors upon request. Shares of the fund may trade at either a premium or discount relative to the fund’s net asset value, and there can be no assurance that any discount will decrease. The values of, and/or the income generated by, securities held by the fund may decline due to general market conditions or other factors, including those directly involving the issuers of such securities. Equity securities fluctuate in value in response to factors specific to the issuer of the security. Debt securities are subject to credit risk and interest rate risk, and high yield securities and unrated securities of similar credit quality have a much greater risk of default and their values tend to be more volatile than higher-rated securities with similar maturities. The fund is also subject to risks associated with any concentration of its investments in the utility sector. Funds that concentrate their investments in a single industry or sector may face increased risk of price fluctuation due to adverse developments within that industry or sector. The fund is leveraged through a revolving credit facility and also may incur leverage by issuing preferred shares in the future. The use of leverage results in certain risks, including, among others, the likelihood of greater volatility of net asset value and the market price of common shares. Foreign investments may contain more risk due to the inherent risks associated with changing political climates, foreign market instability, and foreign currency fluctuations. Derivatives involve additional risks, including interest rate risk, credit risk, the risk of improper valuation, and the risk of noncorrelation to the relevant instruments they are designed to hedge or closely track.
Allspring Global Investments™ is the trade name for the asset management firms of Allspring Global Investments Holdings, LLC, a holding company indirectly owned by certain private funds of GTCR LLC and Reverence Capital Partners, L.P. These firms include but are not limited to Allspring Global Investments, LLC, and Allspring Funds Management, LLC. Certain products managed by Allspring entities are distributed by Allspring Funds Distributor, LLC (a broker-dealer and Member FINRA/SIPC).

This material is for general informational and educational purposes only and is NOT intended to provide investment advice or a recommendation of any kind—including a recommendation for any specific investment, strategy, or plan.
Some of the information contained herein may include forward-looking statements about the expected investment activities of the funds. These statements provide no assurance as to the funds’ actual investment activities or results. Readers must make their own assessment of the information contained herein and consider such other factors as they may deem relevant to their individual circumstances.
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